Exhibit 10.02

RETENTION BONUS AGREEMENT

This agreement (the “Agreement”) is entered into between Mary F. Morgan (“Employee”) and NuStar GP, LLC (“NuStar”).

To encourage Employee to remain employed by NuStar and diligently perform her responsibilities for two (2) years following the execution of this Agreement, NuStar will, contemporaneous with the signing of this Agreement, pay Employee a lump sum bonus of Five Hundred Thousand Dollars ($500,000), net of applicable taxes and other necessary withholding.

However, if Employee voluntarily terminates her employment with NuStar before two (2) years from the signing of this Agreement, Employee will be required to pay back a portion of the retention bonus determined by a fraction, the numerator of which will be twenty-four (24) minus the number of full months Employee was employed during the above-referenced time period, and the denominator of which will be twenty-four (24).

In addition, if employee is terminated by NuStar for “Cause” (as hereinafter defined) before two (2) years from signing this Agreement, Employee will be required to pay back a portion of the retention bonus determined by a fraction, the numerator of which will be twenty four (24) minus the number of full months Employee was employed during the above-referenced time period, and the denominator of which will be twenty-four (24).

“Cause” shall mean the (i) Employee’s conviction by a state or federal court of a felony involving moral turpitude, (ii) Employee’s conviction by a state or federal court of embezzlement or misappropriation of funds of NuStar, (iii) NuStar’s (or its applicable affiliate’s) reasonable determination that Employee has committed an act of fraud, embezzlement, theft or misappropriation of funds in connection with such Employee’s duties in the course of his or her employment with NuStar (or its applicable affiliate), (iv) NuStar’s (or its applicable affiliate’s) reasonable determination that Employee has engaged in gross mismanagement, negligence or misconduct that causes, or could potentially cause, material loss, damage or injury to NuStar, any of its affiliates or their respective employees, or (v) NuStar’s (or its applicable affiliate’s) reasonable determination that: (a) Employee has violated any policy of NuStar (or its applicable affiliate), including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, the Foreign Corrupt Practices Act of 1977, substance abuse and/or conflicts of interest, which violation could result in the termination of Employee’s employment, or (b) Employee has failed to satisfactorily perform the material duties of Employee’s position with NuStar or any of its affiliates.

This Retention Bonus Agreement is not a contract of employment and does not modify the at-will employment relationship that exists between Employee and NuStar.

Signed in San Antonio, Texas on December 17, 2008.

/s/ Mary F. Morgan
Mary F. Morgan

/s/ Mary Rose Brown
Mary Rose Brown, Senior Vice President- Administration, NuStar GP, LLC